Exhibit 99.1

CANTEL MEDICAL REPORTS EPS OF $0.23 VS. $0.20 ON 23% INCREASE IN

 NET INCOME FOR QUARTER ENDED APRIL 30, 2005

CANADIAN DISTRIBUTION AGREEMENTS WITH OLYMPUS

TO END JULY 31, 2006; COMPANY FOCUSED ON ITS PROPRIETARY

 INFECTION PREVENTION AND CONTROL BUSINESS

LITTLE FALLS, New Jersey (June 1, 2005) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,809,000, an increase of 23%, or $0.23 per diluted share, for its third quarter ended April 30, 2005, on sales of $50,534,000, an increase of 8%, as compared with net income of $3,094,000, or $0.20 per diluted share, on sales of $46,898,000 for the quarter ended April 30, 2004.  Of the 8% increase in net sales, 4% was from the Company’s core businesses and 4% was from the Saf-T-Pak acquisition in June 2004.

For the nine months ended April 30, 2005, the Company reported net income of $10,791,000, an increase of 45%, or $0.67 per diluted share, on sales of $145,412,000, an increase of 16%, as compared with net income of $7,462,000, or $0.49 per diluted share, on sales of $124,843,000 for the nine months ended April 30, 2004.

The Company further reported that its balance sheet at April 30, 2005 showed current assets of $84,143,000, including cash and cash equivalents of $24,651,000, a current ratio of 2.95:1, a ratio of funded debt to equity of ..16:1 and stockholders’ equity of $103,380,000.

James P. Reilly, President and Chief Executive Officer of Cantel, commented, “We are pleased with our third quarter results, as we exceeded our budgeted revenues and net income, and achieved our budgeted earnings per diluted share despite the increase in weighted average shares.”  Reilly added, “With cash and cash equivalents of $24,651,000 exceeding our long term debt of $16,500,000, strong cash flow from our existing operations and our significant borrowing capacity, we are in an excellent position to continue our aggressive search for acquisitions of companies providing products and services in the infection prevention and control markets.”

Canadian Distribution Agreements; Focus on Infection Prevention and Control

The Company also announced today that it has reached an agreement in principle with Olympus America Inc. under which, effective July 31, 2006, Carsen Group Inc., a wholly-owned subsidiary of Cantel, will no longer serve as the Canadian distributor of Olympus products. The agreement in principle, which is subject to the negotiation and execution of a definitive agreement, was reached after a series of discussions on the future of the Carsen-Olympus relationship ended with the decision by Olympus to grant Carsen a four-month extension of its existing distribution agreements from the original expiration date of March 31, 2006 and to terminate the distribution agreements on July 31, 2006.  Carsen’s distribution function will remain an important contributor to Cantel’s results of operations through the end of its fiscal year ending July 31, 2006.

Olympus will pay Cantel $6,000,000 in cash in consideration for Carsen’s transfer to Olympus of customer lists, sales records, and certain other assets related to the sale and servicing of Olympus products and for Carsen’s release of Olympus’s contractual restriction on hiring Carsen personnel. In addition, Carsen will assist Olympus in effecting a smooth transition of

Carsen’s business of distributing and servicing Olympus products in Canada. Olympus will also acquire Carsen’s inventory of Olympus products as of July 31, 2006 under the terms of the existing distribution agreements.

Net proceeds from the termination of Carsen’s Olympus distribution business are projected to total approximately $15,000,000. Such net proceeds will consist of the $6,000,000 to be paid by Olympus and proceeds from the sale of inventory and collection of receivables, less satisfaction of liabilities, severance costs, continuing lease obligations and other wind-down costs.  Management’s projection of net proceeds is an estimate based on inventory, receivables and liabilities at April 30, 2005 and assumptions for potential wind-down costs, but without taking into account any Canadian or US tax implications.

Mr. Reilly said: “While we are disappointed by Olympus’s decision to bring in-house the distribution function our Carsen Group subsidiary has been performing for Olympus, our strategic focus in recent years has primarily been on the development and marketing of proprietary infection prevention and control products. The Olympus products distributed by Carsen, which include medical equipment, scientific instruments and industrial equipment, are not proprietary infection prevention and control products, and therefore are outside our strategic focus.

“Our strategic commitment to infection prevention and control as the core of our growth strategy began with our acquisition of MediVators in 1996, continued with our acquisition of Minntech in 2001, and was further established with the acquisition in fiscal 2004 of four more infection prevention and control businesses.

“We are currently pursuing further internal development projects and acquisition opportunities to grow our proprietary infection prevention and control business.  We believe that the cash flow generated by our current domestic and international operations, our strong balance sheet, and our borrowing capacity position us to take advantage of attractive growth and value-creation opportunities. Moreover, we intend to deploy the net proceeds from the termination of Carsen’s Olympus distribution business into future acquisition and growth opportunities in infection prevention and control.”

For the fiscal year ended July 31, 2004, total revenues of Carsen were $48,144,000, which accounted for approximately 28% of Cantel’s consolidated revenues during that fiscal year. Approximately 80% of Carsen’s revenues were attributable to its Olympus distribution and service businesses. Operating income of Carsen in fiscal 2004 was $9,039,000, or approximately 40% of Cantel’s consolidated operating income before general corporate expenses and interest expense.

For the nine months ended April 30, 2005, total revenues of Carsen were $45,143,000, which accounted for 31% of Cantel’s consolidated revenues for that period. Approximately 80% of Carsen’s revenues were attributable to its Olympus distribution and service businesses. Operating income of Carsen for the nine months ended April 30, 2005 was $8,788,000, or 40% of Cantel’s consolidated operating income before general corporate expenses and interest expense.

The revenues and operating income attributable to Carsen’s business (inclusive of both Olympus and non-Olympus business, but exclusive of the sale of MediVators reprocessors) constitute the entire “Endoscopy and Surgical Products” reporting segment and “Scientific Products” operating segment (included within the “All Other” reporting segment) of Cantel. Cantel is currently evaluating Carsen’s remaining non-Olympus product lines, most of which are aligned with Olympus products, to determine their viability without Carsen’s Olympus business.

Mr. Reilly concluded: “Despite the loss of the Olympus distribution business after July 31, 2006, we are very confident that by continuing to focus on our infection prevention and control strategy, the outlook for Cantel Medical, our customers, employees and shareholders will continue to be positive. We remain committed to building the long-term value of Cantel Medical for our shareholders.”

Cantel will hold a conference call to discuss these announcements on Thursday, June 2, 2005 at 8:30 a.m. Eastern Time. Participants on the call will include Charles M. Diker, Chairman; James P. Reilly, President and CEO; Andrew A. Krakauer, Executive Vice President and COO; Craig A. Sheldon, Senior Vice President and CFO; Eric W. Nodiff, Senior Vice President and General Counsel; William J. Vella, President of Carsen Group Inc. and Roy K. Malkin, President of Minntech Corporation.

To participate in the conference call, dial 877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, June 2 at 11:00 a.m. through midnight on June 3, by dialing 877-660-6853 and using pass code # 286 and conference ID #155577.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=92242. A replay of the webcast will be available on Vcall for 30 days.

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens. Cantel also sells scientific instrumentation products and provides technical maintenance services for its products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. In addition, there can be no assurance that Cantel will reach a definitive agreement with Olympus, that Carsen will continue any portion of its non-Olympus business, that Cantel’s estimate of net proceeds from the discontinuance of Carsen’s Olympus distribution business will be realized, that Cantel will be successful in finding suitable acquisition candidates or in consummating any acquisition, or that any such agreement or acquisition will be on terms favorable to Cantel. Forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:

Cantel Medical Corp.

James P. Reilly,

President and CEO

973-890-7220

or

Cameron Associates, Inc.

Richard E. Moyer

212-554-5466

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2005	2004	2005	2004

Net sales	$50,534	$46,898	$145,412	$124,843

Cost of sales	31,011	29,646	89,853	79,299

Gross profit	19,523	17,252	55,559	45,544

Operating expenses:
Selling	6,007	5,316	17,229	15,017
General and administrative	5,674	5,402	16,491	13,976
Research and development	1,103	1,100	3,109	3,273
Total operating expenses	12,784	11,818	36,829	32,266

Income before interest and income taxes	6,739	5,434	18,730	13,278

Interest expense - net	219	374	883	1,205

Income before income taxes	6,520	5,060	17,847	12,073

Income taxes	2,711	1,966	7,056	4,611

Net income	$3,809	$3,094	$10,791	$7,462

Earnings per common share - diluted	$0.23	$0.20	$0.67	$0.49

Weighted average shares - diluted	16,521	15,322	16,194	15,080

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2005	July 31, 2004
Assets
Current assets	$84,143	$73,863
Property and equipment, net	23,096	22,715
Intangible assets	13,402	13,897
Goodwill	33,711	33,330
Other assets	3,006	2,562
	$157,358	$146,367

Liabilities and stockholders’ equity
Current liabilities	$28,536	$27,128
Long-term liabilities	25,442	32,728
Stockholders’ equity	103,380	86,511
	$157,358	$146,367